Exhibit 4.54

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, California 94608

USA

May 12th, 2017

Total Raffinage Chimie S.A.

2, Place Jean Millier

La Défense 6, 92400

Courbevoie, France

SIDE LETTER

Reference is made to that certain (i) Maturity Treatment Agreement, dated as of July 29, 2015 (the “Agreement”), by and among Amyris, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule I thereto, including Total Raffinage Chimie S.A., as assignee of Total Energies Nouvelles Activités USA SAS (“Total”) and (ii) that certain 6.50% Convertible Senior Note due 2019, in the principal amount of $9,705,000 (No. A-2) (the “Note”), sold and issued by the Company to Total pursuant to that certain Indenture between the Company and Wells Fargo Bank, National Association, dated May 29, 2014 (the “Indenture”).

In connection with the Agreement and the Note, we are writing to you to confirm our mutual agreement on the issues set out below.

1.	Definitions.

Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Agreement.

2.	Treatment of Note at Maturity.

a.	The Company hereby agrees that, notwithstanding anything in the Agreement to the contrary, any portion of the Note that remains outstanding on the maturity date of the Note (the “Maturity Date”), together with accrued interest and any other amounts due under the Note or the Indenture, shall be paid by the Company in cash, or converted into shares of common stock at Total’s option, in the amount and on such terms as set forth in the Note.

b.	For the avoidance of doubt, notwithstanding anything in the Agreement to the contrary, the Company agrees that Total shall not be required to convert any portion of the Note held by it that remains outstanding and

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has not been converted or otherwise redeemed or exchanged as of or prior to the Maturity Date into shares of common stock of the Company.

3.	Representations and Warranties.

a.	The execution, delivery, and performance of this Side Letter by the Company has been duly authorized by all requisite corporate action on the part of the Company, and this Side Letter constitutes the legal, valid, and binding obligations of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

b.	Except for any Current Report on Form 8-K to be filed by the Company in connection with the transactions contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Side Letter.

c.	The execution, delivery, and performance of this Side Letter by the Company will not conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any agreement to which the Company is a party or by which any of the Company’s assets are bound.

4.	Miscellaneous.

a.	This Side Letter shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws that might lead to the application of laws other than the laws of the State of Delaware.

b.	Neither this Side Letter nor any right or obligations hereunder may be assigned or delegated by any of the parties hereto without the written consent of the other parties hereto.

c.	This Side Letter may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single document.

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Very truly yours,

Amyris, Inc.

By:	/s/ John Melo

Name: John Melo

Title: President and CEO

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Agreed and accepted by:

Total Raffinage Chimie S.A.

By:	/s/ Nathalie Brunelle

Name: Nathalie Brunelle

Title: Deputy CEO

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